Exhibit 1.1

CONFORMED COPY

AMENDED AND RESTATED SALES AGENCY AGREEMENT

Amended and Restated Sales Agency Agreement, dated as of December 16, 2009 (this “Agreement”), between AVISTA CORPORATION, a Washington corporation (the “Company”), and BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of Delaware (“BNYMCM”).

W I T N E S S E T H :

WHEREAS, the Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement up to 1,250,000 Shares upon the terms and subject to the conditions contained herein; and

WHEREAS, BNYMCM has been appointed by the Company as its agent to sell the Shares and agrees to use its commercially reasonable efforts to sell the Shares offered by the Company upon the terms and subject to the conditions contained herein.

NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Actual Sold Amount” means the number of Issuance Shares that BNYMCM has sold during the Selling Period.

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Time” means the time of sale of any Shares pursuant to this Agreement.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Period” means the period commencing on December 16, 2009 and expiring on the earliest to occur of (x) the date on which BNYMCM shall have sold the Maximum Program Amount pursuant to this Agreement, (y) the third anniversary of this Amendment and (z) the date this Agreement is terminated pursuant to Article VII.

“Common Stock” shall mean the Company’s Common Stock, without par value.

“Effective Date” has the meaning set forth in Section 3.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Floor Price” means the greater of (a) the minimum price set by the Company in the Issuance Notice below which BNYMCM shall not sell Shares during the Selling Period, which may be adjusted by the Company at any time during the Selling Period and which in no event shall be less than $1.00 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion and (b) $0.25 below the last sale price at which the Company’s Common Stock were quoted on the record of composite transactions reported by The Wall Street Journal on the business day immediately preceding the day for fixing the price of such Shares.

“Issuance” means each occasion on which the Company elects to exercise its right to deliver an Issuance Notice requiring BNYMCM to use its commercially reasonable efforts to sell the Shares as specified in such Issuance Notice, subject to the terms and conditions of this Agreement.

“Issuance Amount” means the number of Issuance Shares to be sold by BNYMCM with respect to any Issuance, which may not exceed 500,000 Shares during any Selling Period without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion.

“Issuance Date” means any Trading Day during the Commitment Period that an Issuance Notice is deemed delivered pursuant to Section 2.03(b) hereof.

“Issuance Notice” means a written notice to BNYMCM delivered in accordance with this Agreement in the form attached hereto as Exhibit A.

“Issuance Price” means the Sales Price less the Selling Commission.

“Issuance Shares” means all Shares issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.

“Issuance Supplement” has the meaning set forth in Section 3.01.

“Material Adverse Effect” means a material adverse effect on the business, financial condition, shareholders’ equity or results of operations of the Company and its Subsidiaries considered as a whole, or any development reasonably expected to result in such material adverse change.

“Material Subsidiary” has the meaning set forth in Section 3.05.

“Maximum Program Amount” means 1,250,000 Shares (or, if less, the aggregate amount of Shares registered under the Registration Statement).

“NYSE” means the New York Stock Exchange.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Principal Market” means the NYSE.

“Prospectus” has the meaning set forth in Section 3.01.

“Registration Statement” has the meaning set forth in Section 3.01.

“Representation Date” has the meaning set forth in the introductory paragraph of Article III.

“Sales Price” means the actual sale execution price of each Share sold by BNYMCM on the Principal Market hereunder in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties in other methods of sale.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Commission” means 1.0% of the Sales Price.

“Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) following the Trading Day on which an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof.

“Settlement Date” means the third business day following each Trading Day during the Selling Period, when the Company shall deliver to BNYMCM the amount of Shares sold on such Trading Day and BNYMCM shall deliver to the Company the Issuance Price received on such sales.

“Shares” shall mean shares of the Company’s Common Stock issued or issuable pursuant to this Agreement.

“Subsidiary” has the meaning set forth in Section 3.05.

“Trading Day” means any day which is a trading day on the NYSE, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

ARTICLE II

ISSUANCE AND SALE OF SHARES

Section 2.01 (a) General. Upon the terms and subject to the conditions of this Agreement, the Company may sell Shares through BNYMCM and BNYMCM shall use its commercially reasonable efforts to sell Shares, up to the Maximum Program Amount, based on and in accordance with such Issuance Notices as the Company, in its sole discretion, shall choose to deliver during the Commitment Period until the aggregate number of Shares sold under this Agreement equals the Maximum Program Amount or this Agreement is otherwise terminated. In no event will the Company, directly or indirectly, distribute a Prospectus to any prospective investors or sell any shares pursuant to this Agreement prior to March 12, 2007. The Company acknowledges and agrees that (i) there can be no assurance that BNYMCM will be successful in selling Issuance Shares and (ii) BNYMCM will incur no liability or obligation to the Company or any other Person if it does not sell Issuance Shares for any reason other than a failure by BNYMCM to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01. In acting hereunder, BNYMCM will be acting as agent for the Company and not as principal.

(b) Issuances. Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) hereof during the Commitment Period on which the conditions set forth in Section 5.01 and 5.02 hereof have been satisfied, the Company may exercise an Issuance by the delivery of an Issuance Notice, executed by the Chief Executive Officer, the President, the Executive Vice President, the Treasurer or the Assistant Treasurer of the Company, to BNYMCM. Upon the delivery of an Issuance Notice, and unless the sale of the Issuance Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement, BNYMCM shall use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell pursuant to such Issuance not more than the Issuance Amount. Each sale of Issuance Shares will be settled on the applicable Settlement Date following such sale. BNYMCM will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the portion of the Actual Sold Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof.

(c) Method of Offer and Sale. The Shares may be offered and sold by any method permitted by law and deemed to be an “at-the-market offering” as defined in Rule 415 of the Securities Act, including sales made directly on the Principal Market or through an electronic communications network, or sales made, if and only if the parties hereto have so agreed in writing, to or through a market maker or in privately negotiated transactions. Nothing in this Agreement shall be deemed to require either party to agree to the offering and sale of Shares to or through a market maker or in privately negotiated transactions, and either party may withhold its consent thereto in its sole discretion.

Section 2.02 Effectiveness. This Agreement shall be deemed to become effective (the “Closing”) concurrently with the execution and delivery of this Agreement by the parties hereto and the completion of the closing transactions set forth in the immediately following sentence. At the Closing, the following closing transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (i) the Company shall deliver to BNYMCM a certificate executed by the Corporate Secretary or an Assistant Corporate Secretary of the Company, signing in such capacity, dated the date of the Closing (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate and (B) certifying and attesting to the office, incumbency and specimen signatures of each Person who executed the Agreement for or on behalf of the Company; (ii) the Company shall deliver to BNYMCM a certificate executed by the Chief Executive Officer, the President, the Executive Vice President, the Treasurer or the Assistant Treasurer of the Company, signing in such capacity, dated the date of the Closing, confirming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and that the Company has performed in all material respects all of its obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a) hereof; (iii) Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of the Company, shall deliver to BNYMCM an opinion, dated the date of the Closing and addressed to BNYMCM, to the effect set forth in Exhibit B(1) attached hereto; (iv) Dewey & LeBoeuf LLP, counsel to the Company, shall deliver to BNYMCM an opinion (relying for matters of Washington, Idaho, Montana and Oregon law on the opinion of Marian M. Durkin, Esq.), dated the date of the Closing and addressed to BNYMCM, to the effect set forth in Exhibit B(2) attached hereto; (v) Deloitte & Touche LLP, independent registered public accounting firm for the Company, shall deliver to BNYMCM a letter, dated the Closing Date, in form and substance reasonably satisfactory to BNYMCM covering such matters as are customarily covered in “comfort letters” delivered by independent auditors in public offerings of securities; and (vi) the Company shall pay the expenses set forth in Section 9.02(ii), (iv) and (viii) hereof by wire transfer to the account designated by BNYMCM in writing prior to the Closing.

Section 2.03 Mechanics of Issuances. (a) Issuance Notice. On any Trading Day during the Commitment Period, the Company may deliver an Issuance

Notice to BNYMCM, subject to the satisfaction of the conditions set forth in Sections 5.01 and 5.02; provided, however, that (1) the Issuance Amount for each Issuance as designated by the Company in the applicable Issuance Notice shall in no event exceed 500,000 Shares without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion, and (2) notwithstanding anything in this Agreement to the contrary, BNYMCM shall have no further obligations with respect to any Issuance Notice if and to the extent the number of Issuance Shares to be sold pursuant thereto, together with the aggregate number of Shares previously sold under this Agreement, shall exceed the Maximum Program Amount.

(b) Delivery of Issuance Notice. An Issuance Notice shall be deemed delivered on the Trading Day that it is received by facsimile, e-mail or otherwise (and the Company confirms such delivery by e-mail notice or by telephone (including voicemail message)) by BNYMCM. No Issuance Notice may be delivered other than on a Trading Day during the Commitment Period. BNYMCM shall comply with such other restrictions and instructions as shall be reasonably requested on the applicable Issuance Notice.

(c) Floor Price. BNYMCM shall not sell Shares below the Floor Price during any Selling Period, and such Floor Price may be adjusted by the Company at any time during any Selling Period upon notice to BNYMCM and confirmation to the Company. The Company shall not establish any Floor Price, or make any adjustment to any Floor Price, that would not be within the limitations approved by the Board of Directors of the Company.

(d) Trading Guidelines. BNYMCM may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Stock for its own account while this Agreement is in effect provided that (i) no such purchase or sale shall take place while an Issuance Notice is in effect (except to the extent BNYMCM may engage in sales of Issuance Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity), (ii) in no circumstances shall BNYMCM have a short position in the Common Stock for its own account and (iii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by BNYMCM. In addition, the Company hereby acknowledges and agrees that BNYMCM’s affiliates, subject to compliance with Regulation M under the Exchange Act, may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time BNYMCM is acting as agent pursuant to this Agreement.

Section 2.04 Use of Free Writing Prospectus. Neither the Company nor BNYMCM has prepared, used, referred to or distributed, or will prepare, use, refer to or distribute without the other party’s prior written consent, any “written communication” which constitutes a “free writing prospectus” as such terms are defined in Rule 405 under the Securities Act.

Section 2.05 Settlements. Subject to the provisions of Article V, on or before each Settlement Date, the Company will cause The Bank of New York, N.A., its transfer agent, to electronically transfer the Issuance Shares being sold by crediting BNYMCM or its designee’s account at The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian System, or by such other means of delivery as may be mutually agreed upon by the parties hereto, and concurrently with the receipt of such Issuance Shares, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, BNYMCM will deliver the related Issuance Price in same day funds to an account designated by the Company. If the Company defaults in its obligation to deliver Issuance Shares on a Settlement Date, the Company agrees that it will (i) hold BNYMCM harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to BNYMCM any Selling Commission to which it would otherwise have been entitled absent such default. The individuals listed on Schedule 1 hereto shall be the contact persons for all matters related to the settlement of the transfer of Issuance Shares through the Deposit/Withdrawal at Custodian System for purposes of this Section 2.05.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, BNYMCM that as of the Closing Date, as of each Issuance Date, as of each Settlement Date and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus on or before a Representation Date:

Section 3.01 Registration. (a) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is currently listed and quoted on the Principal Market under the trading symbol “AVA”, and the Shares have been listed on the Principal Market, subject to notice of issuance. The Company (i) meets the requirements for use of Form S-3 under the Securities Act and the rules and regulations thereunder for the registration of the transactions contemplated by this Agreement and (ii) has been subject to the requirements of Section 12 of the Exchange Act and has timely filed all the material required to be filed pursuant to Sections 13 and 14 of the Exchange Act for a period of more than 12 calendar months. A registration statement on Form S-3 (File No. 333-163609) in respect of the Shares and certain other securities was filed with the Commission in accordance with the provisions of the Securities Act and became effective automatically upon filing; and no other document with respect to the registration statement or documents incorporated by reference therein has heretofore been filed or transmitted for filing with the Commission (other than (x) prospectuses filed pursuant to Rule 424(b) or Rule 433 of the rules and regulations of the Commission under the Securities Act, and (y) Current Reports on Form 8-K, each in the form heretofore delivered to BNYM and other than the registration statements referred to in paragraph (b) below). Such registration statement, in the form in which it became effective (including the exhibits thereto, but excluding the Statements of Eligibility on Form T-1) is hereinafter called the “Registration Statement”; and the prospectus relating to the Shares in the form in which it was included in the Registration Statement at the time it became effective, as supplemented by the prospectus supplement containing the plan of distribution of the Shares, in the form in which it is filed with the Commission pursuant to Rule 424(b) under the Securities Act and any pricing supplement relating to a particular issuance of the Issuance Shares (each, an “Issuance Supplement”) is hereinafter called the “Prospectus”, except that if any revised prospectus is provided to BNYMCM by the Company for use in connection with the offering of the Shares that is not required to be filed by the Company pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to BNYMCM for such use.

(b) Any reference herein to the Registration Statement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date or the date thereof, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act, after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; and any reference to any amendment or supplement to the Prospectus shall be deemed to refer to and include any documents filed after the date of such Prospectus, under the Exchange Act and incorporated by reference in such Prospectus.

(c) Promptly after the execution and delivery of this Agreement, the Company will prepare and file the Prospectus Supplement relating to the Issuance Shares pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, as contemplated by Section 5.01(l) of this Agreement.

Section 3.02 Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus pursuant to Item 12 of Form S-3 (collectively, the “Incorporated Documents”), as of the date filed with the Commission under the Exchange Act, conformed and will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of such documents contained or will contain at such time an untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.03 The Registration Statement. No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or, to the best knowledge of the Company, threatened by the Commission. The Registration Statement, as of the Effective Date, conformed or will conform in all material respects to the requirements of the Securities Act, and the rules and regulations of the Commission promulgated thereunder and, as of the Effective Date, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as of its original issue date, as of the date of any filing of an Issuance Supplement thereto pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, as of each Applicable Time, and as of the date of any other amendment or supplement thereto, conforms or will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder and, as of such respective dates, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by BNYMCM expressly for use in the Prospectus. As used herein, with respect to the Registration Statement, the term “Effective Date” means, as of a specified time, the later of (i) the date that the Registration Statement or the most recent post-effective amendment thereto was or is declared effective by the Commission under the Securities Act, (ii) the date that the Company’s Annual Report on Form 10-K for its most recently completed fiscal year is filed with the Commission under the Exchange Act and (iii) each deemed effective date for the Registration Statement with respect to the Company and BNYMCM for the Shares pursuant to Rule 430B(f)(2) of the Securities Act.

Section 3.04 Changes. Since the date of the latest audited financial statements included or incorporated by reference in the Prospectus there has not been any material adverse change in or affecting the business, financial condition, shareholders’ equity or results of operations of the Company and its subsidiaries, considered as a whole, or any development reasonably expected to result in such a material adverse change except as set forth in or contemplated by the Prospectus.

Section 3.05 Organizational Matters. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Washington, with corporate power and authority to own or lease its properties and conduct its business in all material respects as described in the Registration Statement and the Prospectus; the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect and, except as set forth in or contemplated by the Prospectus, has all material required approvals and authorizations to own, lease and operate its properties, and to transact an electric and/or gas public utility business in such jurisdictions. Each Material Subsidiary of the Company has been duly incorporated and is validly existing as a corporation and to the extent such concept is applicable, is in good standing under the laws of its jurisdiction of incorporation. As used in this Agreement, the term “Subsidiary” means any Person (other than a natural person), at least a majority of the outstanding Voting Stock of which is owned by the Company, by one or more Subsidiaries or by the Company and one or more Subsidiaries. As of the date of this Agreement, the only Material Subsidiaries of the Company are Avista Capital, Inc. (“Avista Capital”) and Advantage IQ, Inc. (“Advantage IQ”) (each, a “Material Subsidiary”).

Section 3.06 Authorization; Enforceability. The Company has duly authorized, executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and by limitations imposed by law and public policy on indemnification, contribution or other exculpation.

Section 3.07 Capitalization. The Company has an authorized capitalization as set forth in the Prospectus, and all of the outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

Section 3.08 Capitalization of Material Subsidiaries. All of the issued shares of capital stock of Avista Capital and Advantage IQ have been duly and validly authorized and issued, are fully paid and non-assessable; the Company is the record and beneficial owner of all shares of capital stock of Avista Capital; 39,762,243 shares of Advantage IQ’s capital stock are issued and outstanding (which shares consist entirely of common stock) and Avista Capital is the record and beneficial owner of 29,572,384 shares of such common stock; and the shares of capital stock of Avista Capital and Advantage IQ that are owned directly or indirectly by the Company are owned free and clear of all security interests, liens, encumbrances, equities and claims.

Section 3.09 Shares. The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor as provided in this Agreement, the Shares will be validly issued, fully paid and nonassessable, will not be subject to any preemptive or similar rights and will be free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever. The Shares conform in all material respects to the description thereof contained in the Prospectus under the caption “Description of Common Stock.” Except as set forth in the Prospectus, there are no outstanding options, warrants, conversion rights, subscription rights, preemptive rights, rights of first refusal or other rights or agreements of any nature outstanding to subscribe for or to purchase any shares of Common Stock of the Company or any other securities of the Company of any kind binding on the Company (except pursuant to dividend reinvestment, stock purchase or ownership, stock option, director or employee benefit plans) and there are no outstanding securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement. There are no restrictions upon the voting or transfer of any shares of the Company’s Common Stock pursuant to the Company’s Restated Articles of Incorporation or By-laws. There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of its Common Stock. No Person has the right, contractual or otherwise, to cause the Company to issue to it, or to register pursuant to the Securities Act, any shares of capital stock or other securities of the Company upon the filing of the Registration Statement or the issuance or sale of the Shares hereunder.

Section 3.10 No Conflicts. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the imposition of a lien or security interest upon any property or assets used in the conduct of the business of the Company or any Material Subsidiary pursuant to, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary is bound or to which any of the property or assets used in the conduct of the business of the Company or any Material Subsidiary is subject, (b) result in any violation of the provisions of the Restated Articles of Incorporation or the By-laws of the Company or the organizational documents of any Material Subsidiary, or (c) result in any violation of any applicable statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any Material Subsidiary or any of their properties (except in each case for conflicts, breaches, violations, defaults, liens or security interests that would not have a Material Adverse Effect).

Section 3.11 Consents, Approvals, Authorizations. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the performance by the Company of its obligations under this Agreement, except (1) such as have been, or will have been prior to the Closing Date, obtained under the Securities Act, (2) such consents, approvals, authorizations, orders, registrations or qualifications as may be required by the Washington Utilities and Transportation Commission (the “WUTC”), the Idaho Public Utilities Commission (the “IPUC”) and the Public Utility Commission of Oregon (the “OPUC”) (collectively, the “Commission Orders”) and (3) for such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or blue sky laws, as the case may be.

Section 3.12 Legal Proceedings. Other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Section 3.13 Sale of Shares. Immediately after any sale of Shares by the Company hereunder, the aggregate number of Shares that have been issued and sold by the Company hereunder will not exceed the aggregate amount of Common Stock (x) registered and available under the Registration Statement or (y) that shall be authorized by the WUTC, IPUC and OPUC from time to time (in this regard, the Company acknowledges and agrees that BNYMCM shall have no responsibility for maintaining records with respect to the aggregate number of Shares sold, or of otherwise monitoring the availability of Common Stock for sale, under the Registration Statement or the applicable WUTC, IPUC or OPUC authorizations).

Section 3.14 Investment Company. The Company is not, and after giving effect to the offering and sale of the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

Section 3.15 Financial Condition; No Adverse Changes. (a) The financial statements, together with related schedules and notes, included or incorporated by reference in the Registration Statement and the Prospectus, present fairly the consolidated financial position, results of operations and changes in financial position of the Company and the Subsidiaries on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, subject to normal year-end adjustments, except as disclosed therein; and the other financial and statistical information and data included or incorporated by reference in the Registration Statement and the Prospectus are accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company and the Subsidiaries. No other financial statements are required to be set forth or to be incorporated by reference in the Registration Statement or the Prospectus under the Securities Act.

(b) Deloitte & Touche LLP, who have certified certain financial statements of the Company and its Subsidiaries and have audited the Company’s internal control over financial reporting and management’s assessment thereof, is a registered public accounting firm, and is independent with respect to the Company and its Subsidiaries, each within the meaning of the Exchange Act and the rules and regulations of the Commission thereunder and the rules and regulations of the Public Company Accounting Oversight Board;

(c) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed to ensure that material information relating to the Company and its Subsidiaries is communicated to the Company’s principal executive officer and principal financial officer. The Company’s disclosure controls and procedures were effective as of December 31, 2005.

(d) The Company and its Subsidiaries maintain systems of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act). The Company’s internal control over financial reporting was effective as of December 31, 2005, and the Company is not aware of any material weaknesses therein. Since the date of the latest audited financial statements included or incorporated by reference in the Prospectus, there has been no change that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

Section 3.16 Use of Proceeds. The Company will use the net proceeds from the offering of Shares in the manner specified in the Prospectus under “Use of Proceeds.”

Section 3.17 Environmental Matters. Other than as set forth in the Prospectus, (a) the Company and its Subsidiaries are in compliance in all material respects with all applicable state and federal environmental laws, except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect, and (b) no event or condition has occurred that is reasonably likely to interfere in any material respect with the compliance by the Company and its Subsidiaries with any environmental law or that is reasonably likely to give rise to any liability under any environmental law, in each case that, individually or in the aggregate, would have a Material Adverse Effect.

Section 3.18 Officer’s Certificate. Any certificate signed by the Chief Executive Officer, the President, the Executive Vice President, the Treasurer or the Assistant Treasurer of the Company and delivered to BNYMCM or to counsel for BNYMCM in connection with an Issuance shall be deemed a representation and warranty by the Company to BNYMCM as to the matters covered thereby on the date of such certificate.

Section 3.19 Finder’s Fees. The Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby, except as set forth in this Agreement.

ARTICLE IV

COVENANTS

The Company covenants and agrees during the term of this Agreement with BNYMCM as follows:

Section 4.01 Registration Statement and Prospectus. (i) To make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Shares and (y) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus) after the date of delivery of an Issuance Notice and prior to the related Settlement Date(s) that is reasonably disapproved by BNYMCM promptly after reasonable notice thereof; (ii) to prepare, with respect to any Issuance Shares to be sold pursuant to this Agreement, an Issuance Supplement with respect to such Issuance Shares in a form previously approved by BNYMCM and to file such Issuance Supplement pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby, only if delivery and filing of such an Issuance Supplement is required by applicable law or by the rules and regulations of the Commission; (iii) to make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Shares and (y) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K

filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus) at any time prior to having afforded BNYMCM a reasonable opportunity to review and comment thereon; (iv) to file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act so long as the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction in connection with the offering or sale of the Shares, and during such period to advise BNYMCM, promptly after the Company receives notice thereof, of the time when any amendment to the Registration Statement has been filed with the Commission or has become effective or any supplement to the Prospectus or any amended Prospectus has been filed with the Commission, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Shares, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any request by the Commission for the amendment or supplement of the Registration Statement or the Prospectus or for additional information relating thereto, or the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus (including, without limitation, any Incorporated Documents); and (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification, to use promptly commercially reasonable efforts to obtain its withdrawal; and (vi) to promptly advise BNYMCM in writing of the expiration of the Commission Orders referred to in Section 3.11 of this Agreement.

Section 4.02 Blue Sky. To use its commercially reasonable efforts to cause the Shares to be listed on the Principal Market and promptly from time to time to take such action as BNYMCM may reasonably request to cooperate with BNYMCM in the qualification of the Shares for offering and sale under the blue sky or securities laws of such jurisdictions within the United States of America and its territories as BNYMCM may reasonably request and to use its commercially reasonable efforts to comply with such laws so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the sale of the Shares; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or to subject itself to taxation in respect of doing business in any jurisdiction.

Section 4.03 Copies of Registration Statement and Prospectus. To furnish BNYMCM with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) under the Securities Act, both in such quantities as BNYMCM may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of Issuance Shares and if at such time any event has occurred as a result of which the Prospectus would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document to be incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify BNYMCM and request BNYMCM to suspend offers to sell Shares (and, if so notified, BNYMCM shall cease such offers as soon as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus, to advise BNYMCM promptly by telephone (with confirmation in writing) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus that will correct such statement or omission or effect such compliance; provided, however, that if during such same period BNYMCM is required to deliver a prospectus in respect of transactions in the Shares, the Company shall promptly prepare and file with the Commission such an amendment or supplement.

Section 4.04 Rule 158. To make generally available to the holders of the Shares as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earnings statement of the Company and its Subsidiaries (which need not be audited) covering a period of at least 12 months beginning after the later of (i) the effective date of the most recent post-effective amendment to the Registration Statement to become effective prior to the date of this Agreement and (ii) the date of the Company’s most recent Annual Report on Form 10-K filed with the Commission prior to the date of this Agreement, which will satisfy the provisions of Section 11(a) of the Act and the rules and regulations thereunder including Rule 158.

Section 4.05 Information. Except where such reports, communications, financial statements or other information are available on the Commission’s EDGAR system, to furnish to BNYMCM (in paper or electronic format) copies of all publicly available reports or other communications (financial or other) furnished generally to shareholders and filed with the Commission pursuant to the Exchange Act, and deliver to BNYMCM (in paper or electronic format) (i) promptly after they are available, copies of any publicly available reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; and (ii) such additional publicly available information concerning the business and financial condition of the Company as BNYMCM may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its Subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission).

Section 4.06 Representations and Warranties. That each delivery of an Issuance Notice and each delivery of Issuance Shares on a Settlement Date shall be deemed to be (i) an affirmation to BNYMCM that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the Prospectus, and (ii) an undertaking that the Company will advise BNYMCM if any of such representations and warranties will not be true and correct in all material respects as of the Settlement Date for the Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

Section 4.07 Opinions of Counsel. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the offering of securities other than Shares or (y) an Issuance Supplement or (z) a Current Report on Form 8-K, unless, in the case of (y) or (z), reasonably requested by BNYM within 30 days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus, the Company shall as soon as practicable thereafter furnish or cause to be furnished promptly to BNYM written opinions of Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of the Company and Dewey & LeBoeuf LLP, counsel to the Company, dated the date of such amendment, supplement or incorporation and in form reasonably satisfactory to BNYM, (i) if such counsel has previously furnished an opinion to the effect set forth in Exhibit B hereto respectively, to the effect that BNYM may rely on such previously furnished opinions of such counsel (except for the opinions in paragraphs 3, 4 and 5 of Exhibit B(1) and Exhibit B(2) hereto) to the same extent as though it were dated the date of such letter authorizing reliance (except that the statements in such last opinions shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or (ii) if such counsel has not previously furnished an opinion to the effect set forth in Exhibit B(1) or Exhibit B(2) hereto, of the same tenor as such an opinion of such counsel, but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date.

Section 4.08 Comfort Letters. That each time the Registration Statement or the Prospectus is amended or supplemented, including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (but only on a Current Report on Form 8-K that contains financial statements of the Company filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus), in any case to set forth financial information included in or derived from the Company’s financial statements (other than by means of (x) an amendment or supplement relating to the offering of securities other than Shares or (y) any other amendment or supplement which contains neither the Company’s consolidated financial statements nor any quantitative information included therein or derived therefrom), the Company shall as soon as practicable thereafter cause the independent registered public accounting firm that has audited the consolidated financial statements of the Company included or incorporated by reference in the Registration Statement promptly to furnish to BNYMCM a letter, dated five (5) Trading Days after the date of effectiveness of such amendment or the date of filing of such supplement, as the case may be, in form reasonably satisfactory to BNYMCM, of the same tenor as the letter referred to in Section 5.01(h) hereof but modified to relate to the

Registration Statement and the Prospectus as amended or supplemented to the date of such letter, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company, to the extent such financial statements and other information are available as of a date not more than five Trading Days prior to the date of such letter; provided, however, that, with respect to any financial information or other matters, such letter may reconfirm as true and correct at such date as though made at and as of such date, rather than repeat, statements with respect to such financial information or other matters made in the letter referred to in Section 5.01(h) hereof that was last furnished to BNYMCM.

Section 4.09 Officer’s Certificate. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the offering of securities other than Shares or (y) an Issuance Supplement or (z) a Current Report on Form 8-K, unless, in the case of (y) or (z), reasonably requested by BNYMCM within 30 days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus, the Company shall as soon as practicable thereafter furnish or cause to be furnished promptly to BNYMCM a certificate, dated the date of such supplement, amendment or incorporation, as the case may be, and executed by such officers of the Company, in such form as is reasonably satisfactory to BNYMCM, of the same tenor as the certificate referred to in Section 2.02(ii) but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date.

Section 4.10 Stand Off Agreement. Without the written consent of BNYMCM, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than Shares hereunder), warrants or any rights to purchase or acquire, Common Stock during the period beginning on the first (1st) Trading Day immediately prior to the date on which any Issuance Notice is delivered to BNYMCM hereunder and ending on the first (1st) Trading Day immediately following the last Settlement Date with respect to Shares sold pursuant to such Issuance Notice; provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise of options pursuant to any employee or director stock option or benefit plan, stock purchase or ownership plan or dividend reinvestment plan (but not shares subject to a waiver to exceed plan limits in a stock purchase plan) of the Company, (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company’s Commission filings and (iii) Common Stock issuable as consideration in connection with acquisitions of business, assets or securities of other Persons.

Section 4.11 Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Shares or (ii) bid for or purchase the Shares, or pay anyone any compensation for soliciting purchases of the Shares other than BNYMCM.

Section 4.12 Obligations During Suspension. Notwithstanding the foregoing, it is agreed that if, at any time and from time to time during the term of this Agreement, the Company or BNYMCM should deliver notice of its decision to suspend any sale of Issuance Shares pursuant to Section 5.03 hereof, then during the period of any such suspension, the Company shall be relieved of its obligations to provide to BNYMCM the certificates, opinions and letters required pursuant to 4.07, 4.08 and 4.09 hereof. However, whenever such a suspension is lifted, the Company shall be required to deliver to BNYMCM, prior to the resumption of any sale of Issuance Shares hereunder, the most recent certificate, opinions and letter than would have been required except for such suspension.

ARTICLE V

CONDITIONS TO DELIVERY OF ISSUANCE

NOTICES AND TO SETTLEMENT

Section 5.01 Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of BNYMCM to Sell Shares During the Selling Period(s). The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of BNYMCM to sell Shares during the applicable Selling Period(s) is subject to the satisfaction, on the applicable Settlement Date(s), of each of the following conditions:

(a) Effective Registration Statement. The Registration Statement shall remain effective; and (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or Prospectus shall exist; (iii) all requests for additional information on the part of the Commission with respect to the Registration Statement or the Prospectus shall have been complied with to the reasonable satisfaction of BNYMCM; and (iv) no event specified in Section 4.03 hereof shall have occurred and be continuing without the Company amending or supplementing the Registration Statement or the Prospectus as provided in Section 4.03.

(b) Authorizations. There shall have been issued and there shall be in full force and effect the authorizations referred to in Section 3.10 of this Agreement and such authorizations, to the knowledge of the Company, shall not be the subject of any pending application for rehearing or petition for modification and shall be sufficient to authorize the issuance and sale of the Shares.

(c) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct as of each

Representation Date as though made at such time, except as may be disclosed in the Prospectus on or before the applicable Representation Date.

(d) Performance by the Company. The Company shall have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.

(e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(f) Material Adverse Changes. Since the date of this Agreement, no event that had or is reasonably likely to have a Material Adverse Effect shall have occurred that has not been disclosed in the Registration Statement or the Prospectus (including the documents incorporated by reference therein and any supplements thereto).

(g) No Suspension of Trading In or Delisting of Common Stock; Other Events. The Shares shall have been approved for listing or quotation on (subject only to notice of issuance) and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clause (ii) and (iii) below) any of the following: (i) any suspension in trading in the Common Stock by the Commission, the Principal Market or the National Association of Securities Dealers, Inc. since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Closing Date; (ii) any suspension or material limitation in trading generally on the NYSE, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by the NYSE or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (iii) a general moratorium on commercial banking activities in New York declared by either federal or New York state authorities; or (iv) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iv) in the judgment of BNYMCM makes it impractical or inadvisable to proceed with the sale of Shares of the Company.

(h) Comfort Letter. On the Closing Date and on each applicable date referred to in Section 4.08 hereof that is on or prior to such Issuance Date or Settlement Date, as the case may be, the independent registered public accounting firm who has audited the financial statements of the Company included or incorporated by reference in the Registration Statement shall have furnished to BNYMCM a letter, dated the Closing Date or such applicable date, as the case may be, in form and substance satisfactory to BNYMCM to the effect required by Section 4.08.

(i) No Defaults. The execution and delivery of this Agreement and the issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject.

(j) Trading Cushion. The Selling Period for any previous Issuance Notice shall have expired.

(k) Maximum Issuance Amount. In no event may the Company issue an Issuance Notice to sell an Issuance Amount to the extent that (I) the sum of (x) the requested Issuance Amount plus (y) the number of Shares issued under all previous Issuances effected pursuant to this Agreement would exceed the Maximum Program Amount, or (II) the requested Issuance Amount exceeds 500,000 Shares.

(l) Prospectus Supplement and Issuance Supplement. (i) A supplement to the prospectus included in the Registration Statement (the “Prospectus Supplement”), in form and substance to be agreed upon by the parties, setting forth information regarding this Agreement including, without limitation, the Maximum Program Amount, shall have been filed with the Commission pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and sufficient copies thereof delivered to BNYMCM on or prior to the Issuance Date.

(ii) If required by Section 4.01(ii), an Issuance Supplement, in form and substance to be agreed upon by the parties, shall have been filed with the Commission pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and sufficient copies thereof delivered to BNYMCM on or prior to the Issuance Date.

(m) Counsel Letter. The counsel specified in Section 4.07, or other counsel selected by the Company and reasonably satisfactory to BNYMCM, shall have furnished to BNYMCM their written opinions, dated the Closing Date and each applicable date referred to in Section 4.07 hereof that is on or prior to such Issuance Date or Settlement Date, as the case may be, to the effect required by Section 4.07.

(n) Officer’s Certificate. The Company shall have furnished or caused to be furnished to BNYMCM an officer’s certificate executed by the Chief Executive Officer, the President, the Executive Vice President, the Treasurer or the Assistant Treasurer of the Company, dated the Closing Date and each applicable date referred to in

Section 4.09 hereof that is on or prior to such Issuance Date or Settlement Date, as the case may be, as to the matters specified in Section 2.02(ii).

(o) Other Documents. On the Closing Date and prior to each Issuance Date and Settlement Date, BNYMCM and its counsel shall have been furnished with such documents as they may reasonably require in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be satisfactory in form and substance to BNYMCM and its counsel.

Section 5.02 Documents Required to be Delivered on each Issuance Date. BNYMCM’s obligation to sell Shares pursuant to an Issuance hereunder shall additionally be conditioned upon the delivery to BNYMCM on or before the Issuance Date of a certificate in form and substance reasonably satisfactory to BNYMCM, executed by the Chief Executive Officer, the President, the Executive Vice President, the Treasurer or the Assistant Treasurer of the Company, to the effect that all conditions precedent to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).

Section 5.03 Suspension of Sales. The Company or BNYMCM may, upon notice to the other party in writing or by telephone (confirmed immediately by verifiable facsimile transmission), suspend any sale of Issuance Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party’s obligations with respect to any Issuance Shares sold hereunder prior to the receipt of such notice. The Company agrees that no such notice shall be effective against BNYMCM unless it is made to one of the individuals named on Schedule 2 hereto, as such Schedule may be amended from time to time. BNYMCM agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule 2 hereto, as such Schedule may be amended from time to time.

ARTICLE VI

INDEMNIFICATION AND CONTRIBUTION

Section 6.01 Indemnification by the Company. The Company agrees to indemnify and hold harmless BNYMCM, its officers, directors, employees and agents, and each Person, if any, who controls BNYMCM within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents (collectively, the “Controlling Persons”), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which BNYMCM, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the

Registration Statement, the Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are made in reliance upon and in conformity with information furnished in writing to the Company by BNYMCM expressly for use therein, and the Company shall reimburse BNYMCM, its officers, directors, employees and agents, and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.

Section 6.02 Indemnification by BNYMCM. BNYMCM agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents, from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information furnished to the Company by BNYMCM expressly for use therein, and BNYMCM shall reimburse the Company, its officers, directors, employees and agents, and any such Controlling Person and any officer, director, employee or agent of such Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.

Section 6.03 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action. In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Sections 6.01 or 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.

Section 6.04 Contribution. If for any reason the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company, on the one hand, and BNYMCM, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and BNYMCM on the other hand from the offering of the Shares to which such losses, claims, damages or liabilities relate. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of BNYMCM in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and by BNYMCM, on the other, shall be deemed to be in the same proportion as the total net proceeds from the sale of Shares (before deducting expenses) received by the Company bear to the total commissions received by BNYMCM in respect thereof. The relative fault of the Company, on the one hand, and of BNYMCM, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on one hand or by BNYMCM on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and BNYMCM agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.04, BNYMCM shall in no event be required to contribute any amount in excess of the commissions received by it under this Agreement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04 each officer, director, employee and agent of BNYMCM, and each Controlling Person, shall have the same rights to contribution as BNYMCM, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The obligations of the Company and BNYMCM under this Article VI shall be in addition to any liability that the Company and BNYMCM may otherwise have.

ARTICLE VII

TERMINATION

Section 7.01 Term. Subject to the provisions of this Article VII, the term of this Agreement shall run until the end of the Commitment Period.

Section 7.02 Termination by BNYMCM. (a) BNYMCM may terminate the right of the Company to effect any Issuances under this Agreement upon one (1) Trading Day’s notice if any of the following events shall occur:

(i) the Company or any Material Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

(ii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its Material Subsidiaries;

(iii) the Company shall fail to maintain the listing of the Common Stock on the Principal Market; or

(iv) since the Effective Date, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) BNYMCM shall have the right, by giving ten (10) days’ notice as hereinafter specified, to terminate this Agreement, in BNYMCM’s sole discretion, at any time.

Section 7.03 Termination by the Company. The Company shall have the right, by giving ten (10) days’ notice as hereinafter specified, to terminate this Agreement in the Company’s sole discretion at any time. After delivery of such notice, the Company shall no longer have any right to deliver any Issuance Notices hereunder.

Section 7.04 Liability; Provisions that Survive Termination. If this Agreement is terminated pursuant to this Article VII, such termination shall be without liability of any party to any other party except as provided in Section 9.02 and for the Company’s and BNYMCM’s respective obligations with respect to shares sold by BNYMCM in respect of all Issuance Notices deemed delivered pursuant to Section 2.03(b) prior to the expiration of the notice period set forth in Section 7.02 and 7.03, as applicable, and provided further that in any case the provisions of Article VI, Article VIII and Article IX shall survive termination of this Agreement without limitation.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY

All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of BNYMCM and its officers, directors, employees and agents and any Controlling Persons, (ii) delivery and acceptance of the Shares and payment therefor or (iii) any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Press Releases and Disclosure. No party hereto shall issue any press release or like public statement (other than in the case of the Company, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby not substantially similar to previously approved disclosure without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties.

Section 9.02 Expenses. The Company covenants and agrees with BNYMCM that the Company shall pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any Issuance Supplements and all other amendments and supplements thereto and the mailing and delivering of copies thereof to BNYMCM and the Principal Exchanges; (ii) BNYMCM’s reasonable documented out-of-pocket expenses, including the reasonable fees, disbursements and expenses of counsel for BNYMCM up to $25,000 (including in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 4.02 hereof and in connection with preparing any blue sky survey) in connection with this Agreement and the Registration Statement and ongoing services in connection with the transactions contemplated hereunder; (iii) the cost (other than those expenses described in clause (ii) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, sale and delivery of the Shares; (iv) all filing fees and expenses (other than those expenses described in clause (ii) above) in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 4.02 hereof; (v) the cost of preparing the Shares; (vi) the fees and expenses of any transfer agent of the Company; (vii) the cost of providing any CUSIP or other identification numbers for the Shares; (viii) the fees and expenses incurred in connection with the listing or qualification of the Shares on the Principal Market and any filing fees incident to any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Shares in connection with this Agreement and the Registration Statement (including the reasonable fees, disbursements and expenses of counsel for BNYMCM), and (ix) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section. During the term of this Agreement, the Company shall pay BNYMCM’s attorneys’ fees in the amount of $10,000 for each fiscal quarter for its quarterly due diligence review.

Section 9.03 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: Avista Corporation, 1411 East Mission Avenue, Spokane, WA 99202, Attention: Marian M. Durkin, Esq., Facsimile No.: 509-495-4361, with a copy (which shall not constitute notice) to: Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, NY 10019, Attention: J. Anthony Terrell, Esq. and Michael F. Fitzpatrick, Esq., Facsimile No.: 212-259-6333; and (ii) if to BNYMCM, BNY Mellon Capital Markets, LLC, 32 Old Slip, 15th Floor, New York, NY 10286, Attention: Daniel C. de Menocal, Jr., Facsimile No.: 212-804-5832, with a copy (which shall not constitute notice) to: Latham & Watkins LLP, 355 S. Grand Avenue, Los Angeles, CA 90071-1560, Attention: J. Scott Hodgkins, Esq., Facsimile No.: 213-891-8763. Except as set forth in Section 5.03, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.

Section 9.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

Section 9.05 Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 9.06 No Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or BNYMCM. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and, to the extent provided in Article VI, the controlling persons, officers, directors, employees and agents referred to in Article VI. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article VI or elsewhere in this Agreement.

Section 9.07 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.08 Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

Section 9.09 Titles and Headings. Titles, captions and headings of the sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

Section 9.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.11 Submission to Jurisdiction. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9.12 Waiver of Jury Trial. The Company and BNYMCM each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

Section 9.14 Adjustments for Stock Splits, etc. The parties acknowledge and agree that share-related numbers contained in this Agreement (including the minimum Floor Price) shall be equitably adjusted to reflect stock splits, stock dividends, reverse stock splits, combinations and similar events.

Section 9.15 No fiduciary duty.The Company acknowledges and agrees that BNYMCM is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person and will not claim that BNYMCM is acting in such capacity in connection with the offering of the Shares contemplated hereby. Additionally, BNYMCM is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the offering of Shares contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and BNYMCM shall have no responsibility or liability to the Company with respect thereto. Any review by BNYMCM of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of BNYMCM and shall not be on behalf of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

AVISTA CORPORATION

By:	/s/ Diane Thoren
Name:	Diane Thoren
Title:	Treasurer

BNY MELLON CAPITAL MARKETS, LLC.

By:	/s/ Daniel C. de Menocal, Jr.
Name:	Daniel C. de Menocal, Jr.
Title:	Managing Director

EXHIBIT A

ISSUANCE NOTICE

[Date]

BNY Mellon Capital Markets, LLC

32 Old Slip, 15th Floor

New York, NY 10286

Fax: (212) 804-5832

Attn: Daniel C. de Menocal and Harold Skirlis

Reference is made to the Amended and Restated Sales Agency Agreement between Avista Corporation (the “Company”) and BNY Mellon Capital Markets, LLC dated as of December 16, 2009. The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to Section 2.03(b)):

Number of Days in Selling Period:

First Date of Selling Period:

Last Date of Selling Period:

Settlement Date(s):	Third Trading Day after each sale

Issuance Amount:

Floor Price*:	$ per share

*	The Floor Price shown above shall be applicable to any Issuance Shares to be sold during such Selling Period. Such Floor Price may be adjusted by the Company during such Issuance Period, but shall not be less than $1.00. Notwithstanding the foregoing, in no event shall the Floor Price for any Issuance Shares be less than $0.25 below the last sale price at which such Issuance Shares were quoted on the record of composite transactions reported by The Wall Street Journal on the business day immediately preceding the day for the fixing of the price of such Issuance Shares.

A-1

Additional Restrictions:

Comments:

AVISTA CORPORATION

By:
Name:
Title

A-2

EXHIBIT B(1)

[Form of Opinion of Marian M. Durkin, Esq.]

[Date]

BNY Mellon Capital Markets, LLC

32 Old Slip, 15th Floor

New York, New York 10286

Ladies and Gentlemen:

I am a Senior Vice President, and the General Counsel and Chief Compliance Officer of Avista Corporation, a Washington corporation (the “Company”), and, together with Dewey & LeBoeuf LLP, have acted as counsel to the Company in connection with the proposed issuance and sale by the Company of up to 1,250,000 shares of the Company’s common stock, no par value (the “Shares”), as contemplated by the Amended and Restated Sales Agency Agreement, dated as of December 16, 2009 (the “Sales Agency Agreement”), between the Company and BNY Mellon Capital Markets, LLC. This letter is being delivered pursuant to Section 2.02 of the Sales Agency Agreement. Capitalized terms used herein without definition have the meanings ascribed thereto in the Sales Agency Agreement.

I have reviewed (1) the Restated Articles of Incorporation, as amended, and the Bylaws of the Company, (2) a Certificate of Existence/Authorization issued by the Secretary of State of the State of Washington with respect to the Company and with respect to each of Avista Capital and Advantage IQ, (3) the Sales Agency Agreement; (4) the Registration Statement and the Prospectus, including the documents incorporated by reference into the Registration Statement and the Prospectus (the “Incorporated Documents”), it being understood that the terms “Registration Statement” and “Prospectus” are deemed to include the Incorporated Documents, (5) the Commission Orders, (6) the agreements listed on Schedule I hereto and (7) various corporate records and other documents relating to the authorization of the issuance and sale by the Company of the Shares. For purposes of rendering the opinion expressed in paragraph (5) below, I have, in addition, relied upon searches for Liens (as such term is defined in paragraph (5)) performed through performed through September 8, 2009 by independent firms, and I have assumed that no Liens were perfected after such dates. I have also examined such other documents and satisfied myself as to such other matters as I have deemed necessary in order to deliver this letter.

As to various questions of fact relevant to the opinions set forth below (but not as to the legal conclusions contained therein), I have relied, with your consent, upon certificates of public officials and officers or other employees of the Company, representations of the Company in the Sales Agency Agreement, and other oral or written assurances by officers or other employees of the Company.

On the basis of the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

1.	the Company is validly existing as a corporation under the laws of the State of Washington and is duly authorized to transact business as a foreign corporation in the States of Idaho, Montana and Oregon;

2.	the Company has all requisite corporate power and authority to own operate and lease the properties and to carry on the business described in the Prospectus and to enter into and perform the Sales Agency Agreement; the Company has all material regulatory approvals and authorizations required to transact an electric and gas public utility business, as applicable, in the States of Washington, Idaho, Montana and Oregon;

3.	each of Avista Capital and Advantage IQ is validly existing as a corporation under the laws of the State of Washington;

4.	all of the outstanding shares of capital stock of Avista Capital and all of the outstanding shares of common stock of Advantage IQ, have been duly authorized and issued, and are fully-paid and non-assessable (all shares of capital stock of Avista Capital and Advantage IQ that are owned directly or indirectly by the Company being hereafter called the “Subsidiary Shares”);

5.	no person holds a Perfected Security Interest (as hereinafter defined) in any of the Subsidiary Shares; and I further advise you that (a) to the best of my knowledge, based solely on the Lien searches referred to above and discussions with and representations by officers of the Company and Avista Capital, neither the Company nor Avista Capital, as the case may be, has granted any Lien on any of the Subsidiary Shares which remains in effect and (b) nothing came to my attention as a result of such Lien searches or in the course of such discussions that leads me to believe that any person holds or claims to hold any Lien on any of the Subsidiary Shares. As used herein, the term “Security Interest” means a “security interest” as defined in Section 1-201(37) of the Uniform Commercial Code of the State of Washington (the “Washington UCC”) to which Article 9 of the Washington UCC is applicable, the term “Perfected Security Interest” means a Security Interest that is properly perfected under Article 9 of the Washington UCC by filing or possession, and the term “Lien” means a Security Interest or other lien or encumbrance;

6.	the Sales Agency Agreement has been duly authorized, executed and delivered by the Company;

7.

the Company has an authorized capitalization as set forth in the Prospectus, and the Shares have been duly and validly authorized, and, when issued and delivered and paid for as provided in the Sales Agency Agreement, will be fully paid and nonassessable, and will not be subject to any preemptive or similar rights;

8.	the Shares conform in all material respects to the description thereof contained in the Prospectus under “Description of Common Stock”;

9.	the execution and delivery by the Company of the Sales Agency Agreement and the performance by the Company of its obligations thereunder, including without limitation the issuance and sale by the Company of the Shares will not (A) conflict with the Company’s Restated Articles of Incorporation, as amended, or By-laws, or (B) violate any law of the State of Washington, Idaho, Montana or Oregon, or any rule or regulation thereunder, to which the Company is subject and which, based on my experience, is generally applicable to transactions of the character contemplated by the Prospectus, or any order known to me (after reasonable investigation) applicable to the Company under any such law, rule or regulation of any court or governmental body or instrumentality having jurisdiction over the Company or any of its properties (it being understood that for the purpose of the opinion expressed in this clause (B) of paragraph (9), I am not passing upon state securities or “blue sky” laws or upon compliance with respect to antifraud or similar provisions of any law, rule or regulation or (C) result in a breach or violation of, or constitute a default under, any of the instruments listed on Schedule I to this letter; and

10.	The WUTC, the IPUC and the OPUC have authorized the issuance and sale by the Company of the Shares on the terms set forth in or contemplated by the related Commission Orders; the MPSC has disclaimed jurisdiction over the issuance of securities and the creation of liens by the Company pursuant to, and on the terms set forth in the Exemptive Order; to my knowledge, the Commission Orders are in full force and effect as of the date hereof; and, except for informational filings required under the Commission Orders, no further approval, authorization, consent or other order of or filing with any court or governmental agency or body of the State of Washington, Idaho, Montana or Oregon, or of the United States of America, is required for the authorization of the issuance and sale by the Company of the Shares in accordance with the terms of the Sales Agency Agreement or in order for the Shares to constitute validly issued shares of the common stock of the Company.

To the best of my knowledge and other than as set forth in the Registration Statement, there are no legal or governmental proceedings, either pending or threatened in writing, to which the Company or any of its subsidiaries is a party, or to which the Company, any of its subsidiaries, or any of its properties is subject, and which are material to the Company and its subsidiaries as a whole, other than ordinary, routine legal or governmental proceedings incidental to the kinds of business conducted by the Company and its subsidiaries.

In the course of the preparation by the Company of the Registration Statement and the Prospectus, I participated in conferences with certain other officers and employees of the Company, with other counsel to the Company, with you and your counsel, and with Deloitte & Touche LLP, the registered public accounting firm which examined certain of the financial statements included in the Registration Statement and the Prospectus. I note that I have not reviewed the Company’s financial or operating records or books of account; nor have I endeavored otherwise to make any independent verification of the accuracy or completeness of the information included by the Company in the Registration Statement or the Prospectus or the representations and statements made to me by other officers or employees of the Company, and I take no responsibility therefor, except insofar as such information relates to me.

On the basis of my review of the Registration Statement and the Prospectus described above, I advise you that nothing has come to my attention that leads me to believe that:

1.	the Registration Statement, as of [the Closing Date or the date of any amendment or supplement contemplated by Section 4.07 of the Agreement, as applicable], contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

2.	the Prospectus, as of its date or as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

3.	there are any contracts which were required to be filed as exhibits to the Registration Statement which were not so filed;

it being understood that I do not express any belief as to any financial statements (including the notes and schedules thereto) or other financial or accounting data contained in (or omitted from) the Registration Statement or Prospectus.

I am a member of the Bar of the State of Washington, and the opinions expressed above are limited to the laws of that State, the States of Idaho, Montana and Oregon and the federal laws of the United States. To the extent that such opinions relate to or are dependent upon matters governed by the laws of the State of Idaho, Montana or Oregon, I have relied upon advice rendered to me by other counsel to the Company admitted to practice in such State whom I consider competent. In addition, to the extent that the opinions enumerated above relate to or are dependent upon matters governed by the federal securities laws, the Federal Power Act, as amended, or the Public Utility Holding Company Act of 2005, I have relied upon the corresponding opinions expressed in the letter of even date herewith delivered to you by Dewey & LeBoeuf LLP, subject to the same assumption, qualifications, and limitations set forth in such letter of Dewey & LeBoeuf LLP.

Dewey & LeBoeuf LLP is hereby authorized to rely upon this letter as to all matters governed by the law of the State of Washington, Idaho, Montana or Oregon. This letter is not being delivered for the benefit of, nor may it be relied upon by or furnished to, the holders of the Shares or any other party to which it is not specifically addressed or to which reliance is not expressly permitted hereby.

Very truly yours,

Marian M. Durkin Senior Vice President, General Counsel and Chief Compliance Officer

Schedule I

to Marian M. Durkin Opinion

(1)	Receivables Purchase Agreement, dated as of May 29, 2002, as amended, among Avista Receivables Corporation, as Seller, Avista Corporation, as Servicer, Ranger Funding Company, LLC, as Conduit Purchaser and Bank of America, N.A., as Committed Purchaser and as Administrator;

(2)	Credit Agreement, dated as of December 17, 2004 (as amended by Amendment No. 1, dated as of April 6, 2006, and Amendment No. 2, dated as of December 19, 2008) among the Company, the Banks listed therein, Bank of America, N.A., as Managing Agent, Keybank National Association and U.S. Bank, National Association, as Documentation Agents, Wells Fargo Bank, National Association as Documentation Agent and an Issuing Bank, Union Bank of California, N.A., as Syndication Agent and an Issuing Bank, and The Bank of New York, as Administrative Agent and an Issuing Bank;

(3)	Credit Agreement, dated as of November 25, 2009 among Avista Corporation, the Banks listed therein, JPMorgan Chase Bank, N.A. and UBS Securities LLC, as Co-Documentation Agents, Wells Fargo Securities, LLC, as Syndication Agent, Union Bank, N.A., as Administrative Agent;

(4)	Letter of Credit and Reimbursement Agreement, dated as of December 1, 2008, between Avista Corporation and Bank of America, N.A., relating to $17,000,000 Pollution Control Revenue Refunding Bonds (Avista Corporation Colstrip Project) Series 2008.

[Schedule I to each opinion of Marian M. Durkin, Esq. rendered after the Closing Date shall include a reference to each other agreement or other instrument relating to indebtedness for borrowed money (and each other agreement or instrument of similar tenor or effect) (i) to which the Company is a party and (ii) which is filed as an exhibit to the Company’s Exchange Act reports, unless such agreement or instrument shall be referred to in Schedule I to the corresponding opinion of Dewey & LeBoeuf LLP.]

EXHIBIT B(2)

[Form of Opinion of Dewey & LeBoeuf LLP]

[Date]

BNY Mellon Capital Markets, LLC

32 Old Slip, 15th Floor

New York, New York 10286

Ladies and Gentlemen:

We, together with Marian M. Durkin, Esq., a Senior Vice President, the General Counsel and the Chief Compliance Officer of Avista Corporation, a Washington corporation (the “Company”), have acted as counsel to the Company in connection with the proposed issuance and sale by the Company of up to 1,250,000 shares of the Company’s common stock, no par value (the “Shares”), as contemplated by the Amended and Restated Sales Agency Agreement, dated as of December 16, 2009 (the “Sales Agency Agreement”), between the Company and BNY Mellon Capital Markets, LLC. This letter is being delivered pursuant to Section 2.02 of the Sales Agency Agreement. Capitalized terms used herein without definition have the meanings ascribed thereto in the Sales Agency Agreement.

We have reviewed (1) the Restated Articles of Incorporation, as amended, and the Bylaws of the Company, (2) a Certificate of Existence/Authorization issued by the Secretary of State of the State of Washington with respect to the Company and with respect to each of Avista Capital and Advantage IQ, (3) the Sales Agency Agreement; (4) the Registration Statement and the Prospectus, including the documents incorporated by reference into the Registration Statement and the Prospectus (the “Incorporated Documents”), it being understood that the terms “Registration Statement” and “Prospectus” are deemed to include the Incorporated Documents, (5) the agreements listed on Schedule I hereto and (6) various corporate records and other documents relating to the authorization of the issuance and sale by the Company of the Shares. For purposes of rendering the opinion expressed in paragraph (5) below, we have, in addition, relied upon searches for Liens (as such term is defined in paragraph (5)) performed through September 8, 2009 by independent firms, and we have assumed that no Liens were perfected after such dates. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to deliver this letter.

As to various questions of fact relevant to the opinions set forth below (but not as to the legal conclusions contained therein), we have relied, with your consent, upon certificates of public officials and officers or other employees of the Company, representations of the

Company in the Sales Agency Agreement, and other oral or written assurances by officers or other employees of the Company.

On the basis of the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

1.	the Company is validly existing as a corporation under the laws of the State of Washington and is duly authorized to transact business as a foreign corporation in the States of Idaho, Montana and Oregon;

2.	the Company has all requisite corporate power and authority to own operate and lease the properties and to carry on the business described in the Prospectus and to enter into and perform the Sales Agency Agreement;

3.	each of Avista Capital and Advantage IQ is validly existing as a corporation under the laws of the State of Washington;

4.	all of the outstanding shares of capital stock of Avista Capital and all of the outstanding shares of common stock of Advantage IQ, have been duly authorized and issued, and are fully-paid and non-assessable (all shares of capital stock of Avista Capital that are owned by the Company being hereafter called the “Avista Capital Shares”);

5.	no person holds a Perfected Security Interest (as hereinafter defined) in any of the Avista Capital Shares; and we further advise you that (a) to the best of our knowledge, based solely upon the Lien searches referred to above and discussions with and representations by officers of the Company, the Company has not granted any Lien on any of the Avista Capital Shares which remains in effect and (b) nothing came to our attention as a result of such Lien searches or in the course of such discussions that leads us to believe that any person holds or claims to hold any Lien on any of the Avista Capital Shares. As used herein, the term “Security Interest” has the meaning assigned thereto in Section 1-201(37) of the Uniform Commercial Code of the State of Washington (the “Washington UCC”) to which Article 9 of the Washington UCC is applicable, the term “Perfected Security Interest” means a Security Interest that is properly perfected under Article 9 of the Washington UCC by filing or possession, and the term “Lien” means a Security Interest or other lien or encumbrance;

6.	the Sales Agency Agreement has been duly authorized, executed and delivered by the Company;

7.	the Shares have been duly and validly authorized, and, when issued and delivered and paid for as provided in the Sales Agency Agreement, will be fully paid and nonassessable, and will not be subject to any preemptive or similar rights;

8.

the execution and delivery by the Company of the Sales Agency Agreement and the performance by the Company of its obligations thereunder, including without limitation the issuance and sale by the Company of the Shares will not (A)

conflict with the Company’s Restated Articles of Incorporation, as amended, or By-laws, or (B) violate the federal securities laws, the Federal Power Act, as amended, or the Public Utility Holding Company Act of 2005, or any rule or regulation under any thereof, or any law of the State of New York or any rule or regulation thereunder, to which the Company is subject and which, based on our experience, is generally applicable to transactions of the character contemplated by the Prospectus, or any order known to us (after reasonable investigation) applicable to the Company under any such law, rule or regulation of any court or governmental body or instrumentality having jurisdiction over the Company or any of its properties (it being understood that for the purpose of the opinion expressed in this clause (B) of paragraph (12), we are not passing upon state securities or “blue sky” laws or upon compliance with respect to antifraud or similar provisions of any law, rule or regulation) or (C) result in a breach or violation of, or constitute a default under, any of the instruments listed on Schedule I to this letter;

9.	except for the Commission Orders and informational filings required thereunder, no approval, authorization, consent or other order of or filing with any court or governmental agency or body of the State of Washington, Idaho, Montana, Oregon or New York, or of the United States of America, is required for the authorization of the issuance and sale by the Company of the Shares in accordance with the terms of the Sales Agency Agreement or in order for the Shares to constitute validly issued shares of the common stock of the Company;

10.	the Company is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

11.	the statements set forth in the Prospectus under the caption “Description of Common Stock”, insofar as they purport to constitute a summary of the terms of the Shares, and under the caption “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate in all material respects; and

12.	the Registration Statement, as of [the Closing Date or the date of any amendment or supplement contemplated in Section 4.07 of the Agreement, as applicable], and Prospectus, as of such date, complied as to form in all material respects with the applicable requirements of the Act and the Trust Indenture Act and the applicable instructions, rules and regulations promulgated thereunder, provided that we express no opinion as to the financial statements (including the notes and schedules thereto) and other financial and accounting data contained therein (or omitted therefrom); the Registration Statement has become effective under the Act and, to the best of our knowledge, no proceedings for a stop order with respect thereto are pending or threatened under Section 8(d) of the Act; and the Prospectus has been filed in accordance with Rule 424(b) under the Act.

We act as counsel to the Company primarily with respect to general compliance with the federal securities laws and specific financing and other corporate transactions. Our engagement regarding such compliance is limited to advising the Company as to the requirements of such laws and the rules and regulations of the Commission thereunder, assisting the Company in the assessment of the materiality of particular matters brought to our attention and generally reviewing, with a view toward such compliance, drafts prepared by the Company of reports and other documents to be filed with the Commission, including the Incorporated Documents. We have not acted as general counsel to the Company and have not attended meetings of the Board of Directors of the Company, or committees thereof, or of officers of the Company; nor have we otherwise been in a position to become aware of matters not specifically brought to our attention by officers or other employees of, or other counsel to, the Company.

Accordingly, in the course of the preparation by the Company of the Registration Statement and the Prospectus, we participated in conferences with certain officers and other employees of the Company, with other counsel to the Company including its General Counsel, with you and your counsel, and with Deloitte & Touche LLP, the registered public accounting firm which examined certain of the financial statements included in the Registration Statement and the Prospectus. We note that we have not reviewed the Company’s financial or operating records or books of account; nor have we endeavored otherwise to make any independent verification of the accuracy or completeness of the information included by the Company in the Registration Statement, or the Prospectus or the representations and statements made to us by the Company, and we take no responsibility therefor, except insofar as such information relates to us and as set forth in paragraph (11) above. In passing upon the forms of the Registration Statement and the Prospectus, we have, therefor, assumed the accuracy and completeness of such information, representations and statements.

On the basis of our review of the Registration Statement and the Prospectus described above, we advise you that nothing has come to our attention that leads us to believe that:

1.	the Registration Statement, as of [the Closing Date or the date of any amendment or supplement contemplated by Section 4.07 of the Agreement, as applicable] contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

2.	the Prospectus, as of its date or as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

provided, however, that we do not express any belief as to any financial statements (including the notes and schedules thereto) or other financial or accounting data contained in (or omitted from) the Registration Statement or Prospectus.

The opinions expressed above are limited to the laws of the States of New York, Washington, Idaho, Montana and Oregon and the federal laws of the United States. To the extent that such opinions relate to or are dependent upon matters governed by the laws of the State of Washington, Idaho, Montana or Oregon, we have relied upon the corresponding opinions expressed in the letter of even date herewith delivered to you by Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of the Company, subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such letter, and have assumed all other legal conclusions set forth in such letter.

Marian M. Durkin, Esq. is hereby authorized to rely upon this letter as to all matters governed by the federal securities laws, the Federal Power Act, as amended, or the Public Utility Holding Company Act of 2005. The Bank of New York, as Transfer Agent as Registrar is hereby authorized to rely upon this letter. This letter is not being delivered for the benefit of, nor may it be relied upon by or furnished to, the holders of the Shares or any other party to which it is not specifically addressed or to which reliance is not expressly permitted hereby.

Very truly yours,

DEWEY & LEBOEUF LLP

Schedule I

to Dewey & LeBoeuf LLP Opinion

(1)	Mortgage and Deed of Trust, dated as of June 1, 1939, from the Company to Citibank, N.A., successor trustee, as amended and supplemented;

(2)	Indenture, dated as of July 1, 1988, of the Company to Chemical Bank (JPMorgan Chase Bank, N.A., successor), trustee;

(3)	Indenture, dated as of April 1, 1998, to The Chase Manhattan Bank (JPMorgan Chase Bank, N.A., successor), trustee, as supplemented;

(4)	Bond Delivery Agreement, dated as of December 17, 2004, between Avista Corporation and The Bank of New York.

(5)	Loan Agreement, Restated as of May 1, 2005, between the Company and the City of Forsyth, Rosebud County, Montana, and all agreements of the Company associated therewith;

(6)	Loan Agreement, dated as of December 1, 2008, between the Company and the City of Forsyth, Rosebud County, Montana;

[Schedule I to each opinion of Dewey & LeBoeuf LLP rendered after the Closing Date shall include a reference to each other agreement or other instrument relating to indebtedness for borrowed money (and each other agreement or instrument of similar tenor or effect) (i) to which the Company is a party and (ii) which is filed as an exhibit to the Company’s Exchange Act reports, unless such agreement or instrument shall be referred to in Schedule I to the corresponding opinion of Marian M. Durkin, Esq.]

SCHEDULE 1

to Sales Agency Agreement

BNYMCM

Name:	Telephone Number:
Daniel C. de Menocal	(212) 804-5094
Harry Skirlis	(201) 680-4494

Avista Corporation

Name:	Telephone Number:
Jason Thackston	(509) 495-8550
Diane C. Thoren	(509) 495-4331
Ryan Krasselt	(509) 495-2273
Denise Burns	(509) 495-4725
Damien Lysiak	(509) 495-2097

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SCHEDULE 2

to Sales Agency Agreement

BNYMCM

Daniel C. de Menocal
Harold Skirlis

Telephone:	(212) 804-5094
Facsimile:	(212) 804-5832
Address:	32 Old Slip, 15th Floor
New York, New York 10286

Avista Corporation

Mark T. Thies	(509) 495-4693
Jason Thackston	(509) 495-8550
Diane C. Thoren	(509) 495-4331
Ryan Krasselt	(509) 495-2273

Facsimile:	(509) 495-4879
Address:	1411 East Mission Avenue
Spokane, Washington 99202

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